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                                                                    EXHIBIT 23.5


                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


         We hereby consent to (i) the incorporation by reference in the Prospectus (the "Prospectus") constituting a part of the Registration Statement on Form S-3 filed by Queen Sand Resources, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, of information contained in our reserve reports relating to the proved oil and natural gas reserves and future net revenues of oil and natural gas reserves as of June 30, 1995 and 1996 and estimates relating to the NASGAS Properties (as defined in the Prospectus) at June 30, 1997 and all references to such report letters and/or this firm in such Prospectus and (ii) further consent to our being named as an expert therein in the section titled "Experts."


                                                HARPER & ASSOCIATES, INC.

                                                /s/ G.M. Harper